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As filed with the Securities and Exchange Commission on March 23, 2007

Registration No. 333-140979

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO

FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

SIRTRIS PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	20-1410189 (I.R.S. Employer Identification No.)
790 Memorial Drive, Cambridge, MA 02139 (617) 252-6920 (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

Christoph Westphal
Chief Executive Officer
Sirtris Pharmaceuticals, Inc.
790 Memorial Drive
Cambridge, MA 02139
(617) 252-6920
(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:
Marc Rubenstein, Esq. Ropes & Gray LLP One International Place Boston, MA 02110-2624 Phone: (617) 951-7000 Fax: (617) 951-7050	Richard D. Truesdell, Jr., Esq. Davis Polk & Wardwell 450 Lexington Avenue New York, NY 10017 Phone: (212) 450-4000 Fax: (212) 450-4800

Approximate date of commencement of proposed sale to public:    As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:    ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:    ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

 Explanatory note

This Amendment No. 1 to the Registrant's Registration Statement on Form S-1 is being filed solely for the purpose of filing Exhibit 10.17, a summary of Paul Schimmel's scientific advisory board arrangement, and Exhibit 10.20, the License Agreement dated August 16, 2004 and as amended, by and between Harvard College and the Registrant. No changes or additions are being made hereby to the preliminary prospectus which forms part of the Registration Statement or to Items 13, 14, 15 or 17 of Part II of the Registration Statement.

Part II
Information not required in prospectus

Item 13. Other expenses of issuance and distribution

The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of the common stock being registered. All the amounts shown are estimates except the SEC registration fee, the NASD filing fee and The NASDAQ Global Market listing fees.

Total

SEC registration fee	$1,862
NASD filing fee	$6,500
NASDAQ Global Market listing fee	$100,000
Blue sky qualification fees and expenses	*
Printing and engraving expenses	*
Legal fees and expenses	*
Accounting fees and expenses	*
Transfer agent and registrar fees and expenses	*
Miscellaneous fees and expenses	*

Total	*

*
To be filed by amendment.

Item 14. Indemnification of officers and directors

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at the corporation's request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of expenses, including attorneys' fees but excluding judgments, fines and amounts paid in settlement, actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that a court of competent jurisdiction shall determine that such indemnity is proper.

Section 145(g) of the Delaware General Corporation Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of its officers, directors, employees and agents, against any liability asserted against and incurred by such persons in any such capacity.

Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

Our amended and restated certificate of incorporation provides that our directors shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the exculpation from liabilities is not permitted under the Delaware General Corporation Law as in effect at the time such liability is determined. In addition, our amended and restated certificate of incorporation provides that we shall indemnify our directors to the fullest extent permitted by the laws of the State of Delaware. We have entered into indemnification agreements with some of our directors and officers that provide for indemnification and expense advancement to the fullest extent permitted by the laws of the State of Delaware. We expect to enter into a similar agreement with any new directors.

Our amended and restated certificate of incorporation provides that we may purchase and maintain insurance policies on behalf of our directors and officers against specified liabilities for actions taken in their capacities as such, including liabilities under the Securities Act. We have obtained directors' and officers' liability insurance to cover liabilities our directors and officers may incur in connection with their services to us, and plan to expand such coverage to include matters arising under the securities laws prior to the completion of this offering.

Item 15. Recent sales of unregistered securities

Set forth below is information regarding shares of common stock and preferred stock issued, and options and warrants granted, by us within the past three years. Also included is the consideration, if any, received by us for such shares, options and warrants and information relating to the section of the Securities Act, or rule of the SEC under which exemption from registration was claimed.

Issuances of Stock

On July 30, 2004, we issued 2,650,000 shares of our common stock to six accredited investors. The per share price was $0.001 and generated gross proceeds of $2,650. The shares were issued pursuant to Rule 506 of Regulation D promulgated under the federal Securities Act.

On August 17, 2004 and September 1, 2004, we issued and sold 10,000,000 shares of our Series A redeemable convertible preferred stock to 31 accredited investors. The per share price was $0.50 and generated gross proceeds to us of $5,000,000. The shares were issued pursuant to Rule 506 of Regulation D promulgated under the federal Securities Act.

On November 16, 2004, we issued and sold 21,666,667 shares of our Series A-1 redeemable convertible preferred stock to 12 accredited investors. The per share price was $0.60 and generated gross proceeds to us of $13,000,000. The shares were issued pursuant to Rule 506 of Regulation D promulgated under the federal Securities Act.

On February 25, 2005 and March 2, 2005, we issued and sold 33,750,000 shares of our Series B redeemable convertible preferred stock to 21 accredited investors. The per share price was $0.80 and generated gross proceeds to us of $27,000,000. The shares were issued pursuant to Rule 506 of Regulation D promulgated under the federal Securities Act.

On March 14, 2006 and April 4, 2006, we issued and sold 19,700,892 shares of our Series C redeemable convertible preferred stock to 28 accredited investors. The per share price was $1.12 and generated gross proceeds to us of $22,065,000. The shares were issued pursuant to Rule 506 of Regulation D promulgated under the federal Securities Act.

On January 23, 2007 and February 1, 2007, we issued and sold 21,389,880 shares of our Series C-1 redeemable convertible preferred stock to 26 accredited investors. The per share price was $1.68 and generated gross proceeds to us of $35,935,000. The shares were issued pursuant to Rule 506 of Regulation D promulgated under the federal Securities Act.

On August 16, 2004, in connection with the license agreement with Harvard University, we issued Harvard University 400,000 shares of common stock. The shares were issued in a private placement pursuant to Section 4(2) of the Securities Act.

On March 23, 2005, in connection with the license agreement with Albert Einstein College of Medicine and Johns Hopkins University, we issued to Albert Einstein College of Medicine and Johns Hopkins University 262,500 shares of common stock and 87,500 shares of common stock, respectively. The shares were issued in a private placement pursuant to Section 4(2) of the Securities Act.

On May 19, 2005, in connection with the license agreement with Biomol International LP, we issued Biomol International LP 200,000 shares of common stock. The shares were issued in a private placement pursuant to Section 4(2) of the Securities Act.

On May 19, 2005, in connection with the license agreement with Washington University, we issued Washington University 75,000 shares of common stock. The shares were issued in a private placement pursuant to Section 4(2) of the Securities Act.

Options

Pursuant to our 2004 Stock Plan, we have, in the past three years, granted options to purchase shares of our common stock. Some of these options have lapsed or otherwise expired and are no longer exercisable. The maximum number of shares of common stock which may be issued pursuant to our 2004 Stock Plan is 19,747,572. As of February 15, 2007, we had issued 1,036,064 shares of common stock pursuant to the exercise of stock options granted pursuant to our 2004 Stock Plan. The per share price varied depending on the option and these issuances generated gross proceeds of approximately $77,000. The shares were issued pursuant to Rule 701 of Regulation E promulgated under the Securities Act. As of February 15, 2007, there remain outstanding options to purchase 13,449,891 shares of our common stock.

Warrants

On August 15, 2005, we issued to ARE-770/784/790 Memorial Drive, LLC, a warrant to purchase up to 62,500 shares of our Series B redeemable convertible preferred stock at a price per share of $0.80, of which 13,264 shares are currently exercisable and up to 11,674 additional shares will be exercisable if we make additional borrowings under existing loan agreements. This warrant has not been exercised and expires on August 15, 2015. The warrant was issued in a private placement pursuant to Section 4(2) of the Securities Act.

On April 17, 2006, in connection with a loan agreement, we issued to Hercules Technology Growth Capital, Inc., a warrant to purchase up to 669,643 shares of our Series C redeemable convertible preferred stock at a price per share of $1.12, of which 446,428 shares are currently exercisable and up to 223,215 additional shares will be exercisable if we make additional borrowings under existing loan agreements. The warrant has not been exercised and is exercisable for a period ending upon the later to occur of (i) ten (10) years from April 17, 2006; or (ii) five (5) years after the initial public offering of our common stock. The warrant was issued in a private placement pursuant to Section 4(2) of the Securities Act.

On June 23, 2006, in connection with an equipment loan agreement, we issued to Silicon Valley Bank a warrant, subsequently assigned to SVB Financial Group, to purchase up to 24,938 shares of our Series B redeemable convertible preferred stock at a price per share of $0.80. The warrant has not been exercised and expires on June 23, 2016. The warrant was issued in a private placement pursuant to Section 4(2) of the Securities Act.

Item 16. Exhibits and financial statement schedules

(a)
Exhibits

Exhibit number	Description of exhibit

*1.1	Form of Underwriting Agreement.
**3.1	Amended and Restated Certificate of Incorporation of the Registrant.
*3.2	Restated Certificate of Incorporation of the Registrant to be filed upon completion of this offering.
**3.3	Bylaws, as amended of the Registrant.
*3.4	Restated Bylaws of the Registrant to be effective upon completion of this offering.
*4.1	Form of Common Stock Certificate.
**4.2	Fourth Amended and Restated Registration Rights Agreement, dated January 23, 2007, by and among the Registrant and certain stockholders of the Registrant.
*5.1	Opinion of Ropes & Gray, LLP, counsel to the Registrant, with respect to the legality of securities being registered.
*10.1	2004 Stock Option and Restricted Stock Plan.
*10.2(a)	Form of incentive stock option agreement under 2004 Stock Option and Restricted Stock Plan.
*10.2(b)	Form of nonqualified stock option agreement under 2004 Stock Option and Restricted Stock Plan.

**10.2(c)	Form of restricted stock agreement under 2004 Stock Option and Restricted Stock Plan.
**10.3	Outside Director Compensation Policy.
**10.4	Lease, dated September 9, 2005, by and between Registrant and ARE-770/784/790 Memorial Drive, LLC.
**10.5	Lease, dated June 22, 2006, by and between Registrant and ARE-770/784/790 Memorial Drive, LLC.
**10.6	Security and Loan Agreement, dated April 18, 2006, by and between the Registrant and Hercules Technology Growth Capital.
**10.7	Security and Loan Agreement, dated June 23, 2006, by and between the Registrant and Silicon Valley Bank.
**10.8	Warrant issued to ARE-770/784/790 Memorial Drive, LLC on August 1, 2005 to purchase up to 62,500 shares of Series B redeemable convertible preferred stock.
**10.9	Warrant issued to Hercules Technology Growth Capital on August 18, 2006 to purchase up to 669,643 shares of Series C redeemable convertible preferred stock.
**10.10	Warrant issued to Silicon Valley Bank on June 23, 2006 to purchase up to 24,938 shares of Series B redeemable convertible preferred stock.
**10.11	Employment Agreement, dated February 14, 2005 and as amended, by and between Registrant and Christoph Westphal, M.D., Ph.D.
**10.12	Employment Agreement, dated December 17, 2005, by and between Registrant and Garen Bohlin.
**10.13	Employment Agreement, dated August 16, 2005, by and between Registrant and Peter Elliott, Ph.D.
**10.14	Employment Agreement, dated August 30, 2006, by and between Registrant and Michael Jirousek, Ph.D.
**10.15	Restricted Stock Agreement, dated February 14, 2005, by and between Christoph Westphal, M.D., Ph.D. and the Registrant.
**10.16	Consulting Agreement, dated April 15, 2005 and as amended on March 5, 2006 and February 26, 2007, by and between David Sinclair, Ph.D. and the Registrant.
10.17	Paul Schimmel scientific advisory board arrangement.
**10.18	Form of Indemnification Agreement between the Registrant and its directors and executive officers.
**10.19	Form of the Employee Confidentiality, Non-Competition and Proprietary Information Agreement.
†10.20	License Agreement, dated August 16, 2004 and as amended, by and between Harvard College and the Registrant.
*16.1	Letter from Deloitte & Touche LLP, dated , 2007.
**21.1	List of Subsidiaries.
**23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
**23.2	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.
*23.3	Consent of Ropes & Gray, LLP (see Exhibit 5.1).
**24.1	Powers of Attorney (see page II-7).
*
To be filed by amendment.

**
Previously filed.

†
This exhibit has been filed separately with the Commission pursuant to an application for confidential treatment. The confidential portions of the exhibit have been omitted and have been marked by an asterisk.

(b)
Financial Statement Schedules

None.

Item 17. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification by the registrant against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

  (1)    For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)    For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on March 23, 2007.

SIRTRIS PHARMACEUTICALS, INC.
By:	/s/ CHRISTOPH WESTPHAL Christoph Westphal President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date
/s/ CHRISTOPH WESTPHAL Christoph Westphal	President, Chief Executive Officer and Director	March 23, 2007
/s/ GAREN BOHLIN Garen Bohlin	Principal Financial Officer	March 23, 2007
/s/ PAUL BRANNELLY Paul Brannelly	Principal Accounting Officer	March 23, 2007
* Richard Aldrich	Director	March 23, 2007
* John Clarke	Director	March 23, 2007
* Alan Crane	Director	March 23, 2007
* John Freund	Director	March 23, 2007
* Stephen Hoffman	Director	March 23, 2007
* Wilfred Jaeger	Director	March 23, 2007

* Stephen Kraus	Director	March 23, 2007
* Richard Pops	Director	March 23, 2007
* Paul Schimmel	Director	March 23, 2007
* David Sinclair	Director	March 23, 2007
*By:	/s/ CHRISTOPH WESTPHAL Christoph Westphal Attorney-in-Fact

Exhibit index

Exhibit number	Description of exhibit

*1.1	Form of Underwriting Agreement.
**3.1	Amended and Restated Certificate of Incorporation of the Registrant.
*3.2	Restated Certificate of Incorporation of the Registrant to be filed upon completion of this offering.
**3.3	Bylaws, as amended of the Registrant.
*3.4	Restated Bylaws of the Registrant to be effective upon completion of this offering.
*4.1	Form of Common Stock Certificate.
**4.2	Fourth Amended and Restated Registration Rights Agreement, dated January 23, 2007, by and among the Registrant and certain stockholders of the Registrant.
*5.1	Opinion of Ropes & Gray, LLP, counsel to the Registrant, with respect to the legality of securities being registered.
*10.1	2004 Stock Option and Restricted Stock Plan.
*10.2(a)	Form of incentive stock option agreement under 2004 Stock Option and Restricted Stock Plan.
*10.2(b)	Form of nonqualified stock option agreement under 2004 Stock Option and Restricted Stock Plan.
**10.2(c)	Form of restricted stock agreement under 2004 Stock Option and Restricted Stock Plan.
**10.3	Outside Director Compensation Policy.
**10.4	Lease, dated September 9, 2005, by and between Registrant and ARE-770/784/790 Memorial Drive, LLC.
**10.5	Lease, dated June 22, 2006, by and between Registrant and ARE-770/784/790 Memorial Drive, LLC.
**10.6	Security and Loan Agreement, dated April 18, 2006, by and between the Registrant and Hercules Technology Growth Capital.
**10.7	Security and Loan Agreement, dated June 23, 2006, by and between the Registrant and Silicon Valley Bank.
**10.8	Warrant issued to ARE-770/784/790 Memorial Drive, LLC on August 1, 2005 to purchase up to 62,500 shares of Series B redeemable convertible preferred stock.
**10.9	Warrant issued to Hercules Technology Growth Capital on August 18, 2006 to purchase up to 669,643 shares of Series C redeemable convertible preferred stock.
**10.10	Warrant issued to Silicon Valley Bank on June 23, 2006 to purchase up to 24,938 shares of Series B redeemable convertible preferred stock.
**10.11	Employment Agreement, dated February 14, 2005 and as amended, by and between Registrant and Christoph Westphal, M.D., Ph.D.
**10.12	Employment Agreement, dated December 17, 2005, by and between Registrant and Garen Bohlin.
**10.13	Employment Agreement, dated August 16, 2005, by and between Registrant and Peter Elliott, Ph.D.
**10.14	Employment Agreement, dated August 30, 2006, by and between Registrant and Michael Jirousek, Ph.D.
**10.15	Restricted Stock Agreement, dated February 14, 2005, by and between Christoph Westphal, M.D., Ph.D. and the Registrant.
**10.16	Consulting Agreement, dated April 15, 2005 and as amended on March 5, 2006 and February 26, 2007, by and between David Sinclair, Ph.D. and the Registrant.

10.17	Paul Schimmel scientific advisory board arrangement.
**10.18	Form of Indemnification Agreement between the Registrant and its directors and executive officers.
**10.19	Form of the Employee Confidentiality, Non-Competition and Proprietary Information Agreement.
†10.20	License Agreement, dated August 16, 2004 and as amended, by and between Harvard College and the Registrant.
*16.1	Letter from Deloitte & Touche LLP, dated , 2007.
**21.1	List of Subsidiaries.
**23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
**23.2	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.
*23.3	Consent of Ropes & Gray, LLP (see Exhibit 5.1).
**24.1	Powers of Attorney (see page II-7).
*
To be filed by amendment.

**
Previously filed.

†
This exhibit has been filed separately with the Commission pursuant to an application for confidential treatment. The confidential portions of the exhibit have been omitted and have been marked by an asterisk.

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Explanatory note
Part II Information not required in prospectus
Signatures
Exhibit index